Exhibit 5.1

[MAYER, BROWN, ROWE & MAW LETTERHEAD]

December 23, 2004 The Board of Directors Ryerson Tull, Inc. 2621 West 15th Place Chicago, Illinois 60608	Mayer, Brown, Rowe & Maw LLP 190 South La Salle Street Chicago, Illinois 60603-3441 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrownrowe.com

Re:	Registration of Shares of Common Stock

Ladies and Gentlemen:

We have acted as special counsel to Ryerson Tull, Inc., a Delaware corporation (the “Company”), in connection with the proposed sale of up to $200 million of common stock, par value $1.00 per share, of the Company (the “Common Stock”), as set forth in the Form S-3 Registration Statement filed with the Securities and Exchange Commission on December 23, 2004 (the “Registration Statement”). The terms of any offering of shares of Common Stock will be established by the Company’s Board of Directors or by certain officers of the Company to be given authority by its Board of Directors to do so, as part of the corporate action taken and to be taken (the “Corporate Proceedings”).

As special counsel to the Company, we have examined originals or copies certified or otherwise identified to our satisfaction of resolutions of the Board of Directors of the Company and such other records, certificates, instruments and other documents as we considered necessary or appropriate for the purpose of this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Company. In rendering this opinion, we have assumed the genuineness of all documents submitted to us as copies.

Based on and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that upon the completion of the Corporate Proceedings relating to the shares of Common Stock and the due execution, countersignature and delivery of the shares of Common Stock, the Common Stock, when sold in exchange for the consideration set forth in the prospectus contained in the Registration Statement and any prospectus supplement relating to the Common Stock, will be duly authorized, legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” contained therein.

Very Truly Yours,

/S/    MAYER, BROWN, ROWE & MAW, LLP

Mayer, Brown, Rowe & Maw, LLP